Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Terraform Power, Inc. of our report dated February 28, 2019 (relating to the consolidated financial statements of TERP Spanish Holdco, S.L. (Sociedad Unipersonal) as of December 31, 2018 and for the period from June 12, 2018 to December 31, 2018), appearing in the Annual Report on Form 10-K of Terraform Power, Inc. for the year ended December 31, 2018.

/s/ DELOITTE, S.L.

Madrid, Spain

October 3, 2019